Mitchell Hutchins Asset Management Inc.
1285 Avenue of the Americas
New York, NY  10019-6028
212-713-4000

                                                               Mitchell Hutchins



                                October 14, 1997


PaineWebber Index Trust
1285 Avenue of the Americas
New York, New York  10019

Ladies and Gentlemen:

         We are writing in connection with the 4000 Class A shares and 4000 Class Y shares of beneficial interest of PaineWebber S&P 500 Index Fund, which we have purchased from you at a price of $12.50 per share. This is to advise you that such shares were purchased for investment only with no present intention of selling such shares, and we do not now have any intention of selling such shares.

                                   Sincerely,


                                   /s/ Dianne E. O'Donnell
                                   --------------------------------
                                   Dianne E. O'Donnell
                                   Senior Vice President